Exhibit 99.1

AGILITI ANNOUNCES CLOSING OF ACQUISITION BY THL

Agiliti Taken Private for $10.00 per Share in Cash

Minneapolis and Boston—(BUSINESS WIRE)— May 7, 2024 – Agiliti Inc. (NYSE: AGTI) (“Agiliti”), a nationwide provider of medical technology management and service solutions to the healthcare industry, today announced the closing of its acquisition by an affiliate of private equity firm Thomas H. Lee Partners, L.P. (“THL”).

On February 26, 2024, Agiliti announced that THL had signed a definitive agreement to purchase all outstanding shares of Agiliti common stock not currently owned by THL and its affiliates or certain management and director shareholders for $10.00 per share, implying a total enterprise value of $2.5 billion.

“The work we do at Agiliti has strengthened our nation’s healthcare system for more than 85 years,” said Tom Leonard, CEO of Agiliti. “While the business has evolved, our team has remained singularly focused on serving the needs of our customers and their patients with medical device products and services that enable safer and more efficient care. We look forward to an ongoing partnership with THL as we continue advancing our important mission.”

As a result of the closing of the transaction, trading of Agiliti common stock has been suspended on the New York Stock Exchange (the “NYSE”) and Agiliti has requested that its common stock be delisted from the NYSE.

Centerview Partners LLC acted as exclusive financial advisor to the Special Committee of the Board of Directors of Agiliti (the “Special Committee”). Weil, Gotshal & Manges LLP acted as legal counsel to the Special Committee. Goldman Sachs & Co. LLC acted as exclusive financial advisor to THL. Ropes & Gray LLP acted as legal counsel to THL.

About Agiliti

Agiliti is an essential service provider to the U.S. healthcare industry with solutions that help support a more efficient, safe and sustainable healthcare delivery system. Agiliti serves more than 10,000 national, regional and local acute care and alternate site providers across the U.S. For more than eight decades, Agiliti has delivered medical equipment management and service solutions that help healthcare providers reduce costs, increase operating efficiencies and support optimal patient outcomes.

About THL

THL is a premier private equity firm investing in middle-market growth companies exclusively within three sectors: Healthcare, Financial Technology & Services, and Technology & Business Solutions. THL couples deep sector expertise through an Identified Sector Opportunity process with dedicated internal operating resources from its Strategic Resource Group to transform and build great companies of lasting value in partnership with management. The Firm’s domain expertise and resources help to build great companies with an aim to accelerate growth, improve operations and drive long-term sustainable value. Since 1974, THL has raised more than $35 billion of equity capital, invested in over 170 companies and completed more than 600 add-on acquisitions.

Contact:

Kate Kaiser

Corporate Communication and Investor Relations

kate.kaiser@agilitihealth.com

Forward Looking Statements

This communication contains forward-looking statements, including statements regarding the effects of the acquisition of Agiliti by an affiliate of THL. In addition, other statements in this communication that are not historical facts or information may be forward-looking statements. The forward-looking statements in this communication are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: the outcome of any legal proceedings that may be instituted following announcement of the merger; failure to retain key management and employees of Agiliti; unfavorable reaction to the merger by customers, competitors, suppliers and employees; market volatility of our common stock as a result of our leadership succession; the risk that the leadership succession may not provide the results that Agiliti expects; our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which health care providers traditionally procure medical equipment; the absence of long-term commitments with customers; our potential inability to maintain the agreement with the U.S. Department of Health and Human Services’ (“HHS”) and Office of Assistant Secretary of Preparedness and Response (“ASPR”) or comply with its terms and risks relating to extension, renewal or termination of such agreement or any of our existing contacts with HHS and ASPR; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; the effect of prolonged negative changes in domestic and global economic conditions; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and those additional risks discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, most recent Quarterly Reports on Form 10-Q and in other reports and filings with the Securities Exchange Commission.

While Agiliti may elect to update forward-looking statements at some point in the future, Agiliti specifically disclaims any obligation to do so except as required by law, and therefore, you should not rely on these forward-looking statements as Agiliti’s views as of any date subsequent to today. Investors are cautioned not to place undue reliance on these forward-looking statements.

About the transaction

For more information about the transaction, please see the documents filed by Agiliti with the SEC regarding the transaction, which may be obtained, free of charge, from the SEC’s website at www.sec.gov or from the Agiliti website at https://investors.agilitihealth.com/financials.